DEVELOPMENT AGREEMENT

New Albany Shale Gas Play, Sullivan and Greene Counties, Indiana

This Development Agreement (this ***"Agreement"***) is made and entered into as of the 2nd day of December, 2003, between Aurora Energy, Ltd., a Nevada corporation, P.O. Box 961, Traverse City, Michigan, 49685-0961 (herein ***"Aurora"***), and Wabash Energy Partners, L.P., a Texas limited partnership, 7600 W. Tidwell, Suite 103, Houston, Texas 77040 (herein ***"Investor"***). Aurora and Investor may be referred to individually as a ***"Party"*** and collectively as the ***"Parties"***.

RECITALS:

WHEREAS, Aurora has been extensively engaged in the exploration and development of natural gas from the New Albany Shale since 1997 in the Illinois Basin and has identified an area that is highly prospective for drilling commercial natural gas wells; and

WHEREAS, Aurora has invited Investor to participate with Aurora in acquiring oil, gas and mineral leases in this area, which is more particularly described below in ***Article1*** below; and

WHEREAS, Aurora and Investor desire to participate together in the acquisition of leasehold and in the exploration for and development and production of hydrocarbons within the area of mutual interest upon the terms and conditions provided below.

NOW THEREFORE, for and in consideration of the mutual covenants provided below and other good and valuable consideration, the sufficiency of which is acknowledged, Aurora and Investor agree as follows:

ARTICLE I

AREA OF MUTUAL INTEREST

Aurora and Investor hereby identify all of the lands located in Sullivan County and Greene County, Indiana, and the south part of Clay County, Indiana (described as that part of Townships 9 and 10 North, Ranges 6 and 7 West located in Clay County), and such lands shall constitute an area of mutual interest (***"AMI"***) among the Parties. The lands shall include leases, minerals and the rights to drill and/or develop wells in the New Albany Shale formation, including any and all other formations which are associated with or discovered in the process of the development of the New Albany Shale formation and included in the leases to be acquired. All other potential hydrocarbon bearing formations shall be included in the AMI under this Agreement.

ARTICLE II

INTERESTS OF THE PARTIES

2.1 Phase I. Pursuant to a plan and budget that is mutually agreeable to both Aurora and Investor, Aurora shall be responsible for the acquisition of oil, gas and coal bed methane leases throughout the AMI.

The preliminary budget for ***"Phase I"*** is set at 50,000 acres and $1,250,000 of gross land acquisition costs (inclusive of brokerage and bonus costs) to be leased within six months of this Agreement. Upon procurement of any lease pursuant to the terms of this Agreement, Aurora and Investor shall determine which entity will hold record title to such leasehold (such entity, as determined, the ***"Original Lessee"***). The Original Lessee shall assign, pursuant to terms outlined in ***Article3*** below, an undivided 80% working interest in and to each such lease to Investor, and an aggregate undivided 20% working interest to the "Aurora Group", such term defined in this Agreement as Aurora-LB, Aurora, Aurora-WC and Aurora-JH (the ***"Aurora Group"***). A summary of such assigned interest percentages is set forth in the table below:

Assignee	***Subtotals***	***Working Interest Totals***
Investor		80%
"Aurora Group"		20%
Aurora-LB	11%	
Aurora	6.5%	
Aurora -WC	1.25%	
Aurora-JH	1.25%	
TOTAL		100%

2.2 Cost Allocation. Investor shall pay for its ratable eighty percent (80.0%) of: (1) (***"Land Costs"***), defined as all leasehold acquisition costs, including but not limited to all brokerage and bonus costs; and 80% of (2) (***"Development Costs"***, when used together with ***"Land Costs"***, the ***"Total Costs"***), defined as well drilling and completion costs, facility and gas processing costs, pipeline costs, (engineering, etc.) related to this Agreement. Aurora-LB shall pay for its ratable eleven percent (11.0%) of all such Land Costs and Development Costs related to this Agreement.

2.3 Project Loans. (a) Investor agrees to advance capital, in the form of three separate project loans (each such loan a ***"Project Loan"***, and collectively the ***"Project Loans"***), one to Aurora, one to Aurora-WC, and one to Aurora-JH (each such loan payee an ***"Aurora Borrower"***, and collectively the ***"Aurora Borrowers"***). The Project Loans will be recourse only with respect to the project interests of the Aurora Borrowers and will carry a fixed rate of interest at 6.75% APR. Each Aurora Borrower, as applicable, will execute and deliver a mortgage instrument in

favor of Investor, securing a first priority lien on the project interests of such Aurora Borrower. The principal amount of the Project Loans will equal the amount of capital advanced to each respective Aurora Borrower. Each Aurora Borrower will have the right to borrow from Investor an amount equal to its working interest as set out in the table above, times its share of gross Development Costs, limited to $6,000,000. Furthermore, each Aurora Borrower will be required to dedicate 85% of any net operating cash flow from any wells drilled on lands covered by its applicable Project Loan in an effort to retire the outstanding principal and interest balances under said loans. The respective Project Loans will be treated as baskets for payout purposes. The Aurora Borrowers will have the right to pre-pay the Project Loans without any prepayment penalty. The Aurora Group will be responsible for paying its proportional share of all Land Costs. Investor's loan advances shall not be used for funding Land Costs.

(b) Notwithstanding anything herein to the contrary, Investor shall not be obligated to fund any Development Costs hereunder. However, should Investor decide to fund Development Costs hereunder, such funding shall be advanced in the form of Project Loans as set forth above, such aggregate amount not to exceed $6,000,000. Once the project has incurred in excess of $6,000,000 in Development Costs, the Investor shall pay for 80% of Total Costs, Aurora-LB shall pay for 11% of Total Costs, Aurora shall pay for 6.5% of Total Costs, Aurora-WC shall pay for 1.25% of Total Costs and Aurora-JH shall pay 1.25% of Total Costs.

ARTICLE III

LEASING EFFORTS

3.1 Lease Account. (a) Investor and Aurora shall establish, upon mutual agreement, a bank account to be used solely for leasing purposes (the ***"Lease Account"***). Investor shall fund such Lease Account in the amount of $300,000 within one week of executing this Agreement. Aurora's land representatives will be authorized to present bank drafts against the Lease Account for leasing purposes and the Lease Account shall be used to pay Land Costs once property is approved pursuant to the terms of this Agreement. A representative of Investor shall be a required signature party on all disbursements from the Lease Account in excess of $75,000. The Parties hereby agree that, unless otherwise determined, the Lease Account shall maintain a balance of at least $100,000 at all times (the ***"Minimum Lease Account Balance"***).

(b) In order to maintain the Minimum Lease Account Balance set forth in ***Section 3.1(a)***, Aurora shall have the right to request additional Lease Account funding from Investor on a bi-weekly basis (each such request, a ***"Funding Request"***). Investor shall have the right, but not the obligation, to request and review supporting documentation for each Funding Request. Upon Investor's review and approval of a Funding Request, Investor shall fund the Lease Account with 80% of the requested amount and Aurora shall fund the Lease Account with the remaining 20% of the requested amount; provided, however, Investor shall not be obligated to fund its ratable portion of a Funding Request if Aurora fails to provide satisfactory evidence that Aurora has fully funded its ratable portion of all such Funding Requests. With regard to the timing and nature of the Funding Requests, (i) Aurora shall not have the right to make its initial Funding Request until Investor has received the first invoice set forth in ***Section 3.2*** below, (ii) in no event can a Funding Request exceed $300,000 (gross), and (iii) without Investor's prior written consent, at no time shall the Lease Account balance exceed $400,000.

3.2 Invoices. Aurora shall send Investor, on a monthly basis, an invoice for each lease acquired in the AMI and the impact of such acquisition on the Lease Account. Monthly invoices to Investor shall provide (i) a complete list of leases acquired with the net acreage leased and a short description of the leased lands, and (ii) a detailed statement of the Lease Account activity during the affected period, including a beginning and ending Lease Account balance for such period. Along with each invoice, Aurora shall send Investor a copy of (x) each lease, (y) each bank draft showing payment to the mineral owner, and (z) a copy of the ownership report produced as a result of a review of the title records. Upon Investor's review and approval of the invoices and such supporting documentation, Aurora and/or its land representatives shall be authorized to pay invoices from the Lease Account within 30 days upon receipt. Aurora shall bill Investor for actual costs related to the acquisition, title review and processing of each lease plus bonus cost. In addition to said costs, Aurora shall bill Investor on a separate invoice $12.50 per acre as a fee to Aurora for its overhead and management of the leasing program (the ***"Land Promote Fee"***). Investor is responsible for the payment of 100% of the Land Promote Fee and shall pay such fee out of one of Investor's other accounts, not the Lease Account. The Land Promote Fee shall be computed on each 8/8ths mineral acre actually leased. Investor's obligation to pay the Land Promote Fee to Aurora shall cease once 60,000 acres out of the approximate 400,000 acre AMI have been leased, thus capping the maximum possible Land Promote Fee to Aurora at $750,000. It is currently contemplated by Aurora and Investor that the Phase I leasing shall be for 50,000 acres, resulting in a $650,000 Land Promote Fee to Aurora. The cap of $750,000 shall not be construed as authorization to lease any particular amount of acreage in any one phase of the project, but to simply provide a threshold as to when Aurora's land promote shall cease.

3.3 Total Lease Costs Per Acre. Aurora shall not, without Investor's prior written consent, commit to lease any acreage that will exceed $27.50/acre in total lease acquisition costs, considering brokerage and bonus costs combined (such total, the ***"Lease Costs"***). Aurora shall, or shall cause the Aurora group to timely pay (within 30 days) its share of said Lease Costs to the Lease Account. Aurora shall maintain the Minimum Lease Account Balance by timely invoicing Investor and the Aurora Group for their share of the Lease Costs.

3.4 Third Party Brokers. Aurora anticipates using third party lease brokers to procure leases. As such, Aurora may compensate said brokers to timely take leases and may pay a per dollar fee per acre on top of the per diem charges to such brokers. The Parties agree that as long as (i) the Net Revenue Interest (***"NRI"***) minimum amounts set forth below are maintained, (ii) the total cost cap of $27.50 for individual Lease Costs is maintained, and (iii) that neither Investor nor Aurora receive any of the per acre incentive, Aurora shall have the flexibility to compensate the third party brokers as deemed appropriate.

3.5 Net Revenue Interest Amounts.

(a) It is anticipated that most of the leasehold acquired will be with a $1/8^{th}$ royalty burden, delivering to Investor a proportional, eighty-seven and one-half percent (87.5%) NRI in each lease. It is hereby agreed that Aurora shall not take any leases that have less than an eighty-five percent (85%) NRI (the ***"NRI Minimum"***) without having the advance written consent of Investor.

(b) Notwithstanding the NRI Minimum set forth above, Aurora and Investor agree that it may benefit both Parties to purchase additional prospects currently being marketed by Horizontal Systems, Inc. (the ***"Horizontal Prospects"***) in the southern part of Greene County, Indiana, which include certain 2D seismic lines and could be optimally located for New Albany Shale gas production. However, certain of the Horizontal Prospects contain leases which are burdened with NRI's up to 82%. Notwithstanding such fact, the Parties hereby agree that Aurora shall be authorized to buy certain Horizontal Prospects; provided, however, no more than $150,000 gross can be spent on the Horizontal Prospects without Investor's prior written consent.

3.6 Land Management Software. Aurora shall be authorized to proportionately bill (80% of gross) Investor for upgrading land management software that shall be utilized by Aurora for project management costs associated with the project set forth in this Agreement; provided, however, (i) the cost of such software shall not exceed $30,000 without Investor's written approval and (ii) both Parties shall have full access to utilize such software. Reports generated by the software program shall be updated and electronically transferred to Investor on a weekly basis. If Investor invokes its right under the buy-sell provisions set forth in ***Article V*** and buys Aurora out of the AMI, Investor shall be deemed to have purchased the license to the software for $1 and shall have the sole rights to said software. In such case, Aurora shall cooperate with Investor to establish that the software vendor acknowledges Investor as the rightful owner of the software upon this purchase.

3.7 Lease Procurement.

(a) *Phase I Leases* -- Aurora shall procure the leases in either Aurora's name, Investor's name, or such other name as agreed among the Parties. Phase I is budgeted at 50,000 leased acres (approximately 5 target areas of 10,000 acres each), and such leases will not be recorded immediately. Once 70% of a target area has been leased, the leases shall be placed of record, but in no event shall more than six (6) months elapse before the lease is placed of record in the appropriate county courthouse. Immediately following the recording of each lease, the Original Lessee shall make the sub-assignments to the respective parties as set out in ***ArticleII*** above. In the event the Original Lessee is the Aurora Group, then such assignment to Investor shall not create any reservations, restrictions or burdens (including any burden that would reduce the proportional NRI to Investor's working interest), except those that exist from executing leases with mineral owners. In order to prevent local market reaction, the Parties intend to procure leases in the name of Investor.

(b) *Phase II Leases* – Within twelve (12) months from the date of this Agreement, neither Party shall acquire any additional leasehold within the AMI beyond the Phase I 50,000 acres without the prior written consent of the other Party. The acquisition of additional leasehold acreage beyond 50,000 acres shall be considered ***"Phase II"*** under this Agreement. The Parties hereby agree to negotiate in good faith a mutually agreeable budget for Phase II development.

(c) *Additional Leases* -- Furthermore, upon the expiration of twelve months from the date of this Agreement, either Party shall have the right, but not the obligation, to lease additional acreage (***"Future Leases"***) within the AMI outside the scope of either

Phase I or Phase II. Upon the acquisition of any lease (including Phase I, Phase II and Future Leases) pursuant to the terms of this Agreement, the Parties will identify the applicable 640 acre unit, made up of four governmental quarter sections, surrounding such lease (the ***"Governmental Unit"***). The Governmental Unit will be identified regardless of the ability of either Party to acquire all leases within the Governmental Unit. The acquiring Party shall offer the non-acquiring Party the right to participate in Future Leases. If the non-acquiring Party elects to participate, that Party shall pay its proportional share of lease acquisition costs for the Future Leases and earn an assignment pursuant to its ratable ownership interest set forth in ***ArticleII*** above. If Investor is the non-acquiring Party and elects not to participate in Future Leases, Investor shall have no obligation to make any Project Loans under this Agreement covering any expenditure on the applicable Future Leases or the applicable Governmental Unit. Furthermore, within 12 months from any future leasing efforts, the non-acquiring Party shall have a final election to participate in the Future Leases at cost plus 15%. If such non-acquiring Party does not exercise such election, the non-acquiring Party shall have no further rights to participate in the applicable Future Leases or the applicable Governmental Unit.

3.8 Administration Fee. Upon the completion of Phase I leasing (*i.e.,* up to 50,000 acres leased within first six months) and after Aurora has earned, if applicable, its maximum Land Promote Fee ($750,000), Investor agrees to pay to Aurora a monthly administrative fee, not to exceed $6,000 per month (the ***"Administration Fee"***), to monitor and procure future leasing activities. The Administrative Fee shall only be payable if and when Investor and Aurora jointly agree on a budget for Phase II, and shall be inapplicable in the event that Aurora elects to independently take Future Leases as set forth above.

3.9 Project Partners. Investor hereby acknowledges that Aurora may have project partners that will participate in the acquisition of leases as a part of the Aurora Group's twenty percent (20%) working interest. As such, Aurora may carve out or create for itself overriding royalty interests that burden part of the Aurora Group's working interest, provided that such overriding royalty interests do not burden Investor's working interests.

ARTICLE IV

WELL PROPOSALS

4.1 Operating Agreement. Prior to commencement of drilling the first well, Aurora and Investor shall execute a mutually agreeable Model Form Operating Agreement (with COPAS attached) naming Investor as operator. In the event that the terms and provisions of this Agreement conflict with the terms and provisions of such Operating Agreement, the terms and provisions of this Agreement shall govern.

4.2 Well Proposal Procedures.

(a) Neither Investor nor Aurora shall propose a well within the first twelve (12) months of this Agreement. Funds for each well shall be paid proportionately by Aurora, Investor and the applicable members of the Aurora Group set forth in ***ArticleII***, on an AFE basis, with advance payments to the operator. A reconciliation of costs among the Parties shall be made for each well after all vendor invoices are paid, with

Aurora, Investor and the applicable members of the Aurora Group receiving reimbursements for any funds not used, or paying additional monies proportionately for any cost overruns.

(b) All Parties under this Agreement shall have an election right for each well proposed within the AMI. A written consent election shall be made by ballot. For consenting parties, such Party must tender within twenty (20) days after receipt of written notice of a new well to be drilled an affirmative ballot together with funds per the instructions of the operator for such Party's proportionate interests on an AFE basis. If a consenting Party does not submit the required funds, then such Party shall be deemed "non-consent" in any well proposed and in all of the leasehold interests in the Governmental Unit surrounding such well. For any wells that a Party goes "non-consent", the consenting Parties shall reimburse the non-consenting Party its proportional related leasehold costs (based upon a maximum value of $80 per mineral acre) prior to the spud date of each well. If Investor goes "non-consent" on a well, the other consenting Parties may choose to take over operations on that specific well and the applicable Governmental Unit.

(c) Aurora and Investor agree that no more than two wells shall be proposed at a time. Only one proposal to drill well(s) may be made within any given month, unless by written consent of the other Party. If either Party elects not to participate in a well or wells proposed by the other Party, said non-consenting Party shall not lose their right to participate in any subsequent wells proposed; however, if either Party elects to go non-consent in more than four (4) wells in Greene County, then said Party shall forfeit all future participation rights under this Agreement in Greene County. The same shall also be applicable for Sullivan County. If one Party goes non-consent on more than four (4) wells, then said non-consenting Party shall have forfeited all future participation rights under this Agreement in Sullivan County. Such "forfeited" Party must honor a non-compete, non-circumvention agreement regarding the AMI for a ten year period, said ten year period beginning with the date of this Agreement. Notwithstanding anything herein to the contrary, with regard to the forfeiture provisions of this ***Section 4.2(c)***, neither Party will be deemed to have forfeited its participation rights in Greene or Sullivan County if such Party goes non-consent on additional wells proposed within a Governmental Unit previously deemed non-consent pursuant to ***Section 4.2(b)*** above.

ARTICLE V

GENERAL PROVISIONS OF BUY-SELL

5.1 Buy-Sell Arrangement. At any time after the date of this Agreement, either Investor or Aurora (the ***"Notifying Party"***) can invoke a buy/sell event by giving written notice to the other Party (the ***"Receiving Party"***) under this ***Section 5.1***. Within thirty (30) days of the date such written notice is given, the Notifying Party must deliver to the Receiving Party a written valuation, containing a specific dollar amount, for one-hundred-percent (100%) of all the working interest in the project (the ***"Valuation"***). Within the later of forty-eight (48) hours following delivery of the Valuation or thirty-two (32) days after the date of the first written notice, the Receiving Party must elect either (i) to purchase the Notifying Party's entire proportional working interest in the project, or (ii) to sell to the Notifying Party the Receiving

Party's entire proportional working interest in the project. In either case, the purchase price shall be the selling Party's proportional Working Interest percentage multiplied by the dollar amount given in the Valuation. The Receiving Party shall provide written notice of its election to the Notifying Party within the applicable forty-eight (48) hour or thirty-two (32) day period provided for above, and if the Receiving Party does not respond, then the Receiving Party is deemed to have elected to sell its entire Interest in the project. The closing of the purchase or sale by the Receiving Party shall be concluded no later than ninety (90) days after the date of the notice delivered by the Notifying Party. The purchase price shall be paid entirely in cash in immediately available funds. If either Party fails to complete the purchase or sale within such ninety (90) day period, then the non-delinquent Party shall, if not already the purchaser, have the option to consummate the transaction as purchaser, and in either case if the non-delinquent Party elects to purchase, the purchase price shall be reduced by twenty percent (20%). If the delinquent Party is the purchaser immediately before the delinquency, and the non-delinquent Party does not elect to become the purchaser pursuant to the immediately preceding sentence, then such delinquent Party forfeits all rights to initiate a buy-sell pursuant to this ***Section 5.1***.

5.2 Other Provisions Regarding Purchases and Sales. In any transaction pursuant to this ***Article V***, the selling Party's entire Working Interest in the project shall be sold free and clear of all liens and encumbrances whatsoever other than those arising under, or allowable under, this Agreement. The selling Party and the purchasing Party each agrees to execute any and all documents reasonably necessary or convenient to effect the purchase and sale. If either Party is financially indebted to the other Party at the time of the buy-sell under this Section, then, notwithstanding any contrary provision of this Agreement, the Inter-party debt must have been fully satisfied as a condition to the purchase and sale contemplated herein.

ARTICLE VI

ADDITIONAL PROVISIONS

6.1 Interpretation. In the event a dispute arises in any way as to the meaning or interpretation of any term or provision herein, this Agreement shall be deemed to have been drafted by all Parties.

6.2 Counterparts. This Agreement may be executed in multiple counterparts, including facsimile counterparts. Each of the counterparts shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

6.3 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas and venue shall be in Harris County, Texas.

6.4 Final Agreement. This Agreement constitutes the entire agreement between the Parties regarding the matters discussed herein, and any amendments shall be effective only if in writing and signed by both Parties.

[Signatures begin on the following page]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

AURORA ENERGY, Ltd.

By: William W. Deneau

William W. Deneau
President

WABASH ENERGY PARTNERS, L.P.

By: Wabash Operating, LLC, its General Partner

By: R. Carter Overton

R. Carter Overton
Manager